Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Investor Relations:
Leslie Hunziker
(201) 307-2100
investorrelations@hertz.com

Media:
Richard Broome
(201) 307-2486
rbroome@hertz.com

HERTZ SETS FINANCIAL RECORDS
FOR FIRST QUARTER 2013

•                  Record first quarter worldwide revenues of $2,436.5 million, up 24.3% year-over-year (“YOY”).

•                  Record first quarter worldwide car rental revenues of $2,084.8 million, on record transaction days; worldwide equipment rental revenues increased 16.2% YOY, with an 18.6% rental revenue increase in North America.

•                  U.S. car rental first quarter total RPD increased 4.8% YOY.

•                  Record first quarter adjusted pre-tax income(1) of $144.5 million, compared with a $29.4 million adjusted pre-tax income in the prior year period. GAAP pre-tax income for the first quarter of $72.2 million, versus a loss of $36.8 million in the first quarter of 2012.

•                  U.S. car rental adjusted pre-tax income for the first quarter up 19.7% YOY, on adjusted pre-tax margin(1) improvement of 160 bps. U.S. car rental GAAP pre-tax income for the first quarter up 23.4% on pre-tax margin improvement of 180 bps.

•                  Worldwide equipment rental adjusted pre-tax income up 76.8% for the quarter, on an adjusted pre-tax margin improvement of 440 bps. Worldwide equipment rental GAAP pre-tax income for the first quarter up 215.7% on pre-tax margin improvement of 580 bps.

•                  Record first quarter adjusted diluted earnings per share(1) of $0.21 versus adjusted diluted earnings per share of $0.05 in the first quarter of 2012.  Record first quarter GAAP diluted earnings per share of $0.04 versus a diluted earnings per share loss of $0.13 in the first quarter of 2012.

•                  Record first quarter Corporate EBITDA(1) of $367.1 million, up $156.4 million, or 74.2% YOY.

Park Ridge, NJ, April 29, 2013 — Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) reported first quarter 2013 worldwide revenues of $2.4 billion, an increase of 24.3% year-over-year.  Worldwide car rental revenues for the quarter increased 25.7% year-over-year to $2,084.8 million.  Revenues from worldwide equipment rental for the first quarter were $351.0 million, up 16.2% year-over-year.

First quarter 2013 adjusted pre-tax income was $144.5 million, versus adjusted pre-tax income of $29.4 million in the same period in 2012, and pre-tax income, on a GAAP basis, was $72.2 million versus a loss before income taxes, on a GAAP basis of $36.8 million in the first quarter of 2012.  Corporate EBITDA for the first quarter of 2013 was $367.1 million, an increase of 74.2% from the same period in 2012.

First quarter 2013 adjusted net income(1) was $93.9 million, versus $19.4 million in the same period of 2012, resulting in adjusted diluted earnings per share for the quarter of $0.21, compared to $0.05 for the first quarter of 2012.  First quarter 2013 net income attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders, on a GAAP basis, was $18.0 million or $0.04 per share on a diluted basis, compared to a net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders, on a GAAP basis, of $56.3 million or $0.13 per share on a diluted basis for the first quarter of 2012.

Mark P. Frissora, the Company’s Chairman and Chief Executive Officer, said, “We’ve now achieved record year-over-year adjusted pre-tax income seven consecutive quarters and increased employee productivity twenty six consecutive quarters.  Our record first quarter 2013 results were driven by year-over-year, double-digit revenue and pre-tax margin growth in the car and equipment rental and leasing businesses, especially in North America.  Dollar Thrifty is performing better than anticipated, with integration and synergy progress exceeding our targets,” he added.

INCOME MEASUREMENTS, FIRST QUARTER 2013 & 2012

	Q1 2013			Q1 2012
(in millions, except per share amounts)	Pre-tax Income	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share
Earnings Measures, as reported (EPS based on 460.9M and 418.1M diluted shares, respectively)	$72.2	$18.0	$0.04	$(36.8)	$(56.3)	$(0.13)

Adjustments:
Purchase accounting	33.7			24.1
Non-cash debt charges	17.3			25.2
Integration expenses	10.8			—
Restructuring and related charges	7.9			10.0
Acquisition related costs	2.6			6.9
Adjusted pre-tax income	144.5	144.5		29.4	29.4
Assumed provision for income taxes at 35% in 2013 and 34% in 2012		(50.6)			(10.0)
Earnings Measures, as adjusted (EPS based on 460.9M and 418.1M diluted shares, respectively)	$144.5	$93.9	$0.21	$29.4	$19.4	$0.05

Net cash provided by operating activities was $743.6 million in the first quarter of 2013, compared to $492.0 million in the same period last year, an increase of $251.6 million.  The increase was primarily due to an increase in net income before depreciation and amortization, as well as the timing of interest and other corporate payments. Free cash flow(1) increased by $5.7 million due to increases in net cash provided by operating activities noted above, partially offset by increased capital expenditures on revenue earning equipment, and property and equipment.  The Company ended the first quarter of 2013 with total debt of $16.3 billion and net corporate debt(1) of $6.5 billion, compared with total debt of $15.4 billion and net corporate debt of $5.9 billion as of December 31, 2012.  In March 2013, the Company purchased 23.2 million shares of Company stock for $467.2 million, in connection with the sale of 60,050,777 shares by Clayton, Dubilier & Rice, LLC, The Carlyle Group and BofA Merrill Lynch. The shares will be held as treasury stock. In addition, the Company stated its intent to settle the conversion of the 5.25% Senior Convertible Notes in 100% stock.

WORLDWIDE CAR RENTAL

Worldwide car rental revenues were $2,084.8 million for the first quarter of 2013, an increase of 25.7% from the prior year period. The Company achieved record transaction days for the quarter which increased 23.4% over the first quarter of 2012 [31.7% U.S.; 1.8% International] largely due to the acquisition of Dollar Thrifty, partially offset by the Advantage divestiture. U.S. off-airport total revenues for the first quarter increased 13.5% year-over-year, and transaction days increased 13.0% from the prior year period. Worldwide rental rate total revenue per transaction day(1) (“total RPD”) for the quarter increased 2.6% [4.8% U.S.; (1.2)% International] from the prior year period.

Worldwide car rental adjusted pre-tax income for the first quarter of 2013 was $208.4 million, an increase of $116.8 million from $91.6 million in the prior year period.  The result was driven by stronger volumes and pricing including the impact of the Dollar Thrifty acquisition, lower net depreciation per vehicle, lower interest expense as a % of revenues, an increase in total RPD, and disciplined cost management.  As a result, worldwide car rental achieved an adjusted pre-tax margin(1) of 10.0% for the quarter, versus 5.5% in the prior year period.

The worldwide average number of Company-operated cars for the first quarter of 2013 was 757,100, an increase of 27.2% over the prior year period, largely as a result of the Dollar Thrifty acquisition.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental revenues were $351.0 million for the first quarter of 2013, a 16.2% increase from the prior year period. The primary drivers of the increase were stronger equipment rental volumes, up 15.7%, and a 3.6% increase in pricing. Volume increased on strong industrial and improving construction performance.

Adjusted pre-tax income for worldwide equipment rental for the first quarter of 2013 was $45.8 million, an improvement of $19.9 million from $25.9 million in the prior year period, primarily attributable to the effects of increased volume, improved pricing and cost management initiatives.  Worldwide equipment rental achieved an adjusted pre-tax margin of 13.0% and a Corporate EBITDA margin(1) of 39.6% for the quarter.

The average acquisition cost of rental equipment operated during the first quarter of 2013 increased by 12.8% year-over-year and net revenue earning equipment as of March 31, 2013 was $2,269.5 million, compared to $1,911.1 million as of March 31, 2012.

OUTLOOK

The Company reaffirms its full year 2013 guidance, provided on February 25, 2013, for revenues, Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share.  In 2013, the Company expects to generate worldwide revenues in the range of $10,850 million - $10,950 million, Corporate EBITDA in the range of $2,210 million - $2,270 million, adjusted pre-tax income in the range of $1,270 million - $1,340 million, adjusted net income in the range of $830 million - $875 million and adjusted diluted earnings per share in the range of $1.82 - $1.92.

RESULTS OF THE HERTZ CORPORATION

The Company’s operating subsidiary, The Hertz Corporation (“Hertz”), posted the same revenues for the first quarter of 2013 as the Company.  Hertz’s first quarter 2013 pre-tax income was $86.0 million versus the Company’s pre-tax income of $72.2 million.  The difference between Hertz’s and the Company’s results is primarily due to additional interest expense recognized by the Company on its 5.25% Convertible Senior Notes issued in May and September 2009.

(1)         Adjusted pre-tax income, adjusted pre-tax margin, Corporate EBITDA, Corporate EBITDA margin, adjusted net income, adjusted diluted earnings per share, free cash flow, net corporate debt and rental rate revenue per transaction day are non-GAAP measures.  See the accompanying Tables and Exhibit for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company’s management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations.

(2)         Management believes that Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share are useful in measuring the comparable results of the Company period-over-period.  The GAAP measures most directly comparable to Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share are (i) pre-tax income and cash flows from operating activities, (ii) pre-tax income, (iii) net income, and (iv) diluted earnings per share, respectively.  Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income and net income are not available.  The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations.  Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share to forecasted cash flows from operating activities, pre-tax income, net income and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

CONFERENCE CALL INFORMATION

The Company’s first quarter 2013 earnings conference call will be held on Tuesday, April 30, 2013, at 10:00 a.m. (EDT). To access the conference call live, dial 800-288-8975 in the U.S. and 612-332-0530 for international callers using the passcode: 291985 or listen via webcast at www.hertz.com/investorrelations. The conference call will be available for replay one hour following the conclusion of the call until May 14, 2013 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 291985.  The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

2013 ANNUAL MEETING OF STOCKHOLDERS DATE

The Company’s Board of Directors has set the date and time of the annual meeting of stockholders for May 15, 2013 at 10:30 a.m. (Park Ridge time) at Hertz’s Corporate Offices located at 225 Brae Boulevard, Park Ridge, New Jersey.  Registration and seating will begin at 10:00 a.m.

ABOUT THE COMPANY

Hertz is the largest worldwide airport general use car rental brand, operating from approximately 10,460 corporate and licensee locations in approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand.  Hertz is the largest airport general use car rental brand, operating from approximately 8,960 corporate and licensee locations in approximately 150 countries. Our Dollar and Thrifty brands have approximately 1,500 corporate and franchise locations in 85 countries. Hertz is the number one airport car rental brand in the U.S. and at 120 major airports in Europe.  Hertz is an inaugural member of Travel + Leisure’s World’s Best Awards Hall of Fame and was recently named, for the thirteenth time, by the magazine’s readers as the Best Car Rental Agency. Hertz was also voted the Best Overall Car Rental Company in Zagat’s 2012/13 U.S. Car Rental Survey, earning top honors in 14 additional categories, and the Company swept the global awards for Best Rewards Program and Best Overall Benefits from FlyerTalk.com. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, and unique cars and SUVs offered through the Company’s Adrenaline, Prestige and Green Traveler Collections, also set Hertz apart from the competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation and operates the Hertz On Demand car sharing business. The Company also owns a leading North American equipment rental business, Hertz Equipment Rental Corporation, which includes Hertz Entertainment Services.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning the Company’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from the acquisition; the risk that expected synergies, cost savings from the Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the operational and profitability impact of the Advantage divestiture and the divestiture of the airport locations that we agreed to undertake in order to secure regulatory approval for the Dollar Thrifty acquisition; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect unemployment rates and consumer spending levels; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment; any impact on us from the actions of our licensees, franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.  Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables and Exhibit:

Table 1:	Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2013 and 2012
Table 2:	Condensed Consolidated Statements of Operations As Reported and As Adjusted for the Three Months Ended March 31, 2013 and 2012
Table 3:	Segment and Other Information for the Three Months Ended March 31, 2013 and 2012
Table 4:	Selected Operating and Financial Data as of or for the Three Months Ended March 31, 2013 compared to March 31, 2012 and Selected Balance Sheet Data as of March 31, 2013 and March 31, 2012
Table 5:	Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share for the Three Months Ended March 31, 2013 and 2012
Table 6:	Non-GAAP Reconciliations of Free Cash Flow, EBITDA, and Corporate EBITDA for the Three Months Ended March 31, 2013 and 2012
Table 7:

Non-GAAP Reconciliations of Operating Cash Flows to EBITDA for Three Months Ended March 31, 2013 and 2012, Net Corporate Debt, Net Fleet Debt and Total Net Debt as of March 31, 2013, 2012 and 2011 and December 31, 2012 and 2011, Car Rental Rate Revenue per Transaction Day and Equipment Rental and Rental Related Revenue for the Three Months Ended March 31, 2013 and 2012

Exhibit 1: Non-GAAP Measures: Definitions and Use/Importance

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percentage
	March 31,		of Total Revenues
	2013	2012	2013	2012
Total revenues	$2,436.5	$1,960.9	100.0%	100.0%

Expenses:
Direct operating	1,351.2	1,114.1	55.4%	56.8%
Depreciation of revenue earning equipment and lease charges	587.0	515.1	24.1%	26.3%
Selling, general and administrative	251.7	207.8	10.3%	10.6%
Interest expense	176.8	162.3	7.3%	8.3%
Interest income	(1.8)	(1.1)	(0.1)%	(0.1)%
Other income, net	(0.6)	(0.5)	—%	—%
Total expenses	2,364.3	1,997.7	97.0%	101.9%
Income (loss) before income taxes	72.2	(36.8)	3.0%	(1.9)%
Provision for taxes on income	(54.2)	(19.5)	(2.2)%	(1.0)%
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$18.0	$(56.3)	0.8%	(2.9)%

Weighted average number of shares outstanding:
Basic	415.8	418.1
Diluted	460.9	418.1

Earnings (loss) per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$0.04	$(0.13)
Diluted	$0.04	$(0.13)

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$2,436.5	$—		$2,436.5	$1,960.9	$—		$1,960.9

Expenses:
Direct operating	1,351.2	(35.4	)(a)	1,315.8	1,114.1	(28.7	)(a)	1,085.4
Depreciation of revenue earning equipment and lease charges	587.0	(3.6	)(b)	583.4	515.1	(2.9	)(b)	512.2
Selling, general and administrative	251.7	(16.0	)(c)	235.7	207.8	(9.4	)(c)	198.4
Interest expense	176.8	(17.3	)(d)	159.5	162.3	(25.2	)(d)	137.1
Interest income	(1.8)	—		(1.8)	(1.1)	—		(1.1)
Other income, net	(0.6)	—		(0.6)	(0.5)	—		(0.5)
Total expenses	2,364.3	(72.3)		2,292.0	1,997.7	(66.2)		1,931.5
Income (loss) before income taxes	72.2	72.3		144.5	(36.8)	66.2		29.4
Benefit (provision) for taxes on income	(54.2)	3.6	(e)	(50.6)	(19.5)	9.5	(e)	(10.0)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$18.0	$75.9		$93.9	$(56.3)	$75.7		$19.4

(a)        Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting.  For the three months ended March 31, 2013 and 2012, also includes restructuring and restructuring related charges of $2.5 million and $8.1 million, respectively.

(b)         Represents the increase in depreciation of equipment rental revenue earning equipment based upon its revaluation relating to purchase accounting.

(c)          Represents an increase in depreciation of property and equipment relating to purchase accounting. For the three months ended March 31, 2013 and 2012, also includes restructuring and restructuring related charges of $3.9 million and $1.9 million, respectively. For all periods presented, also includes other adjustments which are detailed in Table 5.

(d)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.

(e)          Represents a provision for income taxes derived utilizing a normalized income tax rate (35% for 2013 and 34% for 2012).

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Car Rental	$2,084.8	$1,658.2
Equipment Rental	351.0	302.1
Other reconciling items	0.7	0.6
	$2,436.5	$1,960.9

Depreciation of property and equipment:
Car Rental	$40.3	$30.8
Equipment Rental	8.5	8.4
Other reconciling items	2.5	3.1
	$51.3	$42.3

Amortization of other intangible assets:
Car Rental	$19.5	$9.3
Equipment Rental	10.5	9.5
Other reconciling items	0.5	0.4
	$30.5	$19.2

Income (loss) before income taxes:
Car Rental	$169.6	$61.5
Equipment Rental	32.1	10.2
Other reconciling items	(129.5)	(108.5)
	$72.2	$(36.8)

Corporate EBITDA (a):
Car Rental	$250.2	$124.2
Equipment Rental	139.0	108.3
Other reconciling items	(22.1)	(21.8)
	$367.1	$210.7

Adjusted pre-tax income (loss) (a):
Car Rental	$208.4	$91.6
Equipment Rental	45.8	25.9
Other reconciling items	(109.7)	(88.1)
	$144.5	$29.4

Adjusted net income (loss) (a):
Car Rental	$135.4	$60.4
Equipment Rental	28.9	17.1
Other reconciling items	(70.3)	(58.1)
	$93.9	$19.4

Adjusted diluted number of shares outstanding (a)	460.9	418.1

Adjusted diluted earnings per share (a)	$0.21	$0.05

(a)                                 Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

Note:                 “Other Reconciling Items” includes general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.  See Tables 5 and 6.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent
	Months	change
	Ended, or as	from
	of Mar. 31,	prior year
	2013	period

Selected Car Rental Operating Data

Worldwide number of transactions (in thousands)	7,694	20.4%
Domestic (Hertz, Dollar and Thrifty)	6,100	26.1%
International (Hertz, Dollar and Thrifty)	1,594	2.8%

Worldwide transaction days (in thousands)	39,070	23.4%
Domestic (Hertz, Dollar and Thrifty)	30,064	31.7%
International (Hertz, Dollar and Thrifty)	9,006	1.8%

Worldwide total rental revenue per transaction day (a)	$50.14	2.6%
Domestic (Hertz, Dollar and Thrifty)	$49.35	4.8%
International (Hertz, Dollar and Thrifty) (b)	$52.76	(1.2)%

Worldwide average number of cars during period	757,100	27.2%
Domestic (Hertz company-operated)	432,900	33.9%
Domestic (Leased)	24,800	N/A
International (Hertz company-operated)	137,500	3.2%
Donlen (under lease and maintenance)	165,600	N/A

Worldwide revenue earning equipment, net (in millions)	$11,699.7	25.1%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (a) (b)	$322.1	17.4%
Same store revenue growth , including initiatives (a) (b)	12.9%	N/M
Average acquisition cost of revenue earning equipment operated during period (in millions)	$3,273.5	12.8%
Worldwide revenue earning equipment, net (in millions)	$2,269.5	18.8%

Other Financial Data (in millions)

Cash flows provided by operating activities	$743.6	51.1%
Free cash flow (a)	(78.7)	6.8%
EBITDA (a)	916.3	30.4%
Corporate EBITDA (a)	367.1	74.2%

Selected Balance Sheet Data (in millions)

	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$653.8	$533.3
Total revenue earning equipment, net	13,969.2	12,908.3
Total assets	24,076.2	23,286.0
Total debt	16,317.0	15,448.6
Net corporate debt (a)	6,528.5	5,934.4
Net fleet debt (a)	8,709.5	8,409.3
Total net debt (a)	15,238.0	14,343.7
Total equity	2,037.2	2,507.3

(a)              Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(b)              Based on 12/31/12 foreign exchange rates.

N/M Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS), ADJUSTED NET INCOME (LOSS) AND

ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31, 2013
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total
Total revenues:	$2,084.8	$351.0	$0.7	$2,436.5
Expenses:
Direct operating and selling, general and administrative	1,328.2	232.0	42.7	1,602.9
Depreciation of revenue earning equipment and lease	513.0	74.0	—	587.0
Interest expense	75.8	13.4	87.6	176.8
Interest income	(1.7)	(0.1)	—	(1.8)
Other income, net	(0.1)	(0.5)	—	(0.6)
Total expenses	1,915.2	318.8	130.3	2,364.3
Income (loss) before income taxes	169.6	32.2	(129.6)	72.2
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	20.5	10.5	0.6	31.6
Depreciation of revenue earning equipment	2.1	—	—	2.1
Non-cash debt charges (b)	5.7	1.2	10.4	17.3
Restructuring charges (c)	3.2	0.4	0.1	3.7
Restructuring related charges (c)	2.6	1.5	0.1	4.2
Integration expenses	4.7	—	6.1	10.8
Acquisition related costs (d)	—	—	2.6	2.6
Adjusted pre-tax income (loss)	208.4	45.8	(109.7)	144.5
Assumed (provision) benefit for income taxes of 35%	(72.9)	(16.0)	38.4	(50.6)
Adjusted net income (loss)	$135.5	$29.8	$(71.3)	$93.9
Adjusted diluted number of shares outstanding				460.9

Adjusted diluted earnings per share				$0.21

	Three Months Ended March 31, 2012
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total
Total revenues:	$1,658.2	$302.1	$0.6	$1,960.9
Expenses:
Direct operating and selling, general and administrative	1,064.4	217.3	40.2	1,321.9
Depreciation of revenue earning equipment and lease	452.7	62.4	—	515.1
Interest expense	80.5	12.8	69.0	162.3
Interest income	(0.9)	(0.1)	(0.1)	(1.1)
Other income, net	—	(0.5)	—	(0.5)
Total expenses	1,596.7	291.9	109.1	1,997.7
Income (loss) before income taxes	61.5	10.2	(108.5)	(36.8)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	10.2	10.0	1.0	21.2
Depreciation of revenue earning equipment	2.9	—	—	2.9
Non-cash debt charges (b)	11.2	1.5	12.5	25.2
Restructuring charges (c)	3.5	3.2	—	6.7
Restructuring related charges (c)	2.3	1.0	—	3.3
Acquisition related costs (d)	—	—	6.9	6.9
Adjusted pre-tax income (loss)	91.6	25.9	(88.1)	29.4
Assumed (provision) benefit for income taxes of 34%	(31.2)	(8.8)	30.0	(10.0)
Adjusted net income (loss)	$60.4	$17.1	$(58.1)	$19.4
Adjusted diluted number of shares outstanding				418.1

Adjusted diluted earnings per share				$0.05

(a)         Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005 on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of workers’ compensation and public liability and property damage liabilities.  Also represents the purchase accounting effects of certain subsequent acquisitions on our results of operations relating to increased depreciation and amortization of intangible assets.

(b)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.

(c)          Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.

(d)         Amounts are included within selling, general and administrative expense in our statement of operations.

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

FREE CASH FLOW, EBITDA, AND CORPORATE EBITDA

	Three Months Ended
	March 31,
FREE CASH FLOW	2013	2012

Income (loss) before income taxes	$72.2	$(36.8)
Depreciation of property and equipment	51.3	44.0
Amortization of intangibles and debt costs	47.8	44.0
Cash paid for income taxes	(5.7)	(22.4)
Changes in assets and liabilities, net of effects of acquisitions, and other	6.2	(28.9)
Net cash provided by (used in) operating activities excluding depreciation of revenue earning equipment	171.8	(0.1)
Car rental fleet growth (a)	(152.6)	(54.4)
Equipment rental fleet growth (a)	(41.3)	(3.3)
Property and equipment expenditures, net of disposals	(56.6)	(26.6)
Net investment activity	(250.5)	(84.3)
Free cash flow	$(78.7)	$(84.4)

(a) Car rental fleet growth is defined as car rental fleet capital expenditures, net of proceeds from disposals, plus car rental fleet depreciation and net car rental fleet financing.  Equipment rental fleet growth is defined as equipment rental fleet expenditures, net of proceeds from disposals, plus depreciation. The calculation reflects the following:

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Car	Equipment		Car	Equipment
FLEET GROWTH	Rental	Rental	Total	Rental	Rental	Total
Revenue earning equipment expenditures	$(3,098.8)	$(154.2)	$(3,253.0)	$(2,524.7)	$(124.0)	$(2,648.7)
Proceeds from disposal of revenue earning equipment	2,198.9	38.9	$2,237.9	1,951.0	58.3	$2,009.3
Net revenue earning equipment capital expenditures	(899.9)	(115.3)	(1,015.1)	(573.7)	(65.7)	(639.4)
Depreciation of revenue earning equipment	497.8	74.0	571.8	429.7	62.4	492.1
Net financing activity related to car rental fleet	249.5	—	249.5	89.6	—	89.6
Fleet growth	$(152.6)	$(41.3)	$(193.9)	$(54.4)	$(3.3)	$(57.7)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
EBITDA AND CORPORATE EBITDA	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$169.6	$32.1	$(129.5)	$72.2	$61.5	$10.2	$(108.5)	$(36.8)
Depreciation and amortization	573.1	93.0	3.0	669.1	493.8	81.2	3.5	578.5
Interest, net of interest income	74.0	13.4	87.6	175.0	79.6	12.7	68.9	161.2
EBITDA	816.7	138.5	(38.9)	916.3	634.9	104.1	(36.1)	702.9
Adjustments:
Car rental fleet interest	70.7	—	—	70.7	(75.8)	—	—	(75.8)
Car rental fleet depreciation	(513.1)	—	—	(513.1)	(451.7)	—	—	(451.7)
Non-cash expenses and charges (b)	5.4	—	7.9	13.3	11.0	—	7.4	18.4
Extraordinary, unusual or non-recurring gains and losses (c)	11.9	0.5	8.9	21.3	5.8	4.2	6.9	16.9
Corporate EBITDA	$250.2	$139.0	$(22.1)	$367.1	$124.2	$108.3	$(21.8)	$210.7

(b) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges.  The adjustments reflect the following:

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
NON-CASH EXPENSES AND CHARGES	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$5.4	$—	$—	$5.4	$11.0	$—	$—	$11.0
Non-cash stock-based employee compensation charges	—	—	7.9	7.9	—	—	7.4	7.4
Total non-cash expenses and charges	$5.4	$—	$7.9	$13.3	$11.0	$—	$7.4	$18.4

Table 6(pg.2)

(c) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.

The adjustments reflect the following:

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
			Other				Other
EXTRAORDINARY, UNUSUAL OR	Car	Equipment	Reconciling		Car	Equipment	Reconciling
NON-RECURRING ITEMS	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Restructuring charges	$3.1	$0.5	$0.1	$3.7	$3.5	$3.2	$—	$6.7
Restructuring related charges	4.1	—	0.1	4.2	2.3	1.0	—	3.3
Acquisition related costs	—	—	2.6	2.6	—	—	6.9	6.9
Integration expenses	4.7	—	6.1	10.8	—	—	—	—
Total extraordinary, unusual or non-recurring items	$11.9	$0.5	$8.9	$21.3	$5.8	$4.2	$6.9	$16.9

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except as noted)

Unaudited

	Three Months Ended
RECONCILIATION FROM OPERATING	March 31,
CASH FLOWS TO EBITDA:	2013	2012

Net cash provided by operating activities	$743.6	$492.0
Amortization of debt costs	(17.3)	(24.9)
Provision for losses on doubtful accounts	(12.7)	(6.9)
Derivative gains (losses)	1.5	3.0
Gain (loss) on sale of property and equipment	1.0	0.2
Loss on revaluation of foreign denominated debt	—	(2.5)
Stock-based compensation charges	(8.0)	(7.5)
Asset writedowns	—	(2.7)
Lease charges	15.3	23.1
Deferred income taxes	(35.9)	(2.4)
Provision (benefit) for taxes on income	54.2	19.5
Interest expense, net of interest income	175.0	161.2
Changes in assets and liabilities	(0.4)	48.1
EBITDA	$916.3	$700.2

NET CORPORATE DEBT, NET FLEET DEBT	March 31,	December 31,	March 31,	December 31,	March 31,
AND TOTAL NET DEBT	2013	2012	2012	2011	2011

Total Corporate Debt	$7,237.0	$6,545.3	$4,645.2	$4,704.8	$5,202.2
Total Fleet Debt	9,080.0	8,903.3	6,780.5	6,612.3	5,547.8
Total Debt	$16,317.0	$15,448.6	$11,425.7	$11,317.1	$10,750.0

Corporate Restricted Cash
Restricted Cash, less:	$425.2	$571.6	$211.9	$308.0	$190.9
Restricted Cash Associated with Fleet Debt	(370.5)	(494.0)	(126.5)	(213.6)	(110.2)
Corporate Restricted Cash	$54.7	$77.6	$85.4	$94.4	$80.7

Net Corporate Debt
Corporate Debt, less:	$7,237.0	$6,545.3	$4,645.2	$4,704.8	$5,202.2
Cash and Cash Equivalents	(653.8)	(533.3)	(594.7)	(931.8)	(1,365.8)
Corporate Restricted Cash	(54.7)	(77.6)	(85.4)	(94.4)	(80.7)
Net Corporate Debt	$6,528.5	$5,934.4	$3,965.1	$3,678.6	$3,755.7

Net Fleet Debt
Fleet Debt, less:	$9,080.0	$8,903.3	$6,780.5	$6,612.3	$5,547.8
Restricted Cash Associated with Fleet Debt	(370.5)	(494.0)	(126.5)	(213.6)	(110.2)
Net Fleet Debt	$8,709.5	$8,409.3	$6,654.0	$6,398.7	$5,437.6

Total Net Debt	$15,238.0	$14,343.7	$10,619.1	$10,077.3	$9,193.3

	Three Months Ended
CAR RENTAL REVENUE PER	March 31,
TRANSACTION DAY (a)	2013	2012

Car rental segment revenues (b)	$2,084.8	$1,658.2
Non-rental revenue	(127.8)	(110.4)
Foreign currency adjustment	1.9	(0.8)
Total rental revenue	$1,958.9	$1,547.0
Transactions days (in thousands)	39,070	31,669
Total rental revenue per transaction day (in whole dollars)	$50.14	$48.85

	Three Months Ended
EQUIPMENT RENTAL AND RENTAL	March 31,
RELATED REVENUE (a)	2013	2012

Equipment rental segment revenues	$351.0	$302.1
Equipment sales and other revenue	(29.8)	(26.3)
Foreign currency adjustment	0.9	(1.5)
Rental and rental related revenue	$322.1	$274.3

(a)         Based on 12/31/12 foreign exchange rates.

(b)         Includes U.S. off-airport revenues of $320.4 million and $283.9 million for the three months ended March 31, 2013 and 2012, respectively.

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

Hertz Global Holdings, Inc. (“Hertz Holdings”) is our top-level holding company.  The Hertz Corporation (“Hertz”) is our primary operating company.  The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ April 29, 2013 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and certain other items, as described in more detail in the accompanying tables.

Management uses EBITDA and Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our two business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under Hertz’s senior credit facilities.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (35% in 2013 and 34% in 2012) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for the three months ended March 31, 2013, 460.9 million which represents the weighted average diluted shares outstanding for the period; for the three months ended March 31, 2012, 418.1 million which represents the weighted average diluted shares outstanding for the period; which represents the weighted average diluted shares outstanding for the period. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Revenue, Total Rental Revenue Per Transaction Day and Total Rental Revenue Per Transaction

Car rental revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding non-rental revenues derived from Donlen. Total revenue per transaction day is calculated as total rental revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and investors as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth/Decline

Same store revenue growth or decline is calculated as the year over year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Free Cash Flow

Free cash flow is calculated as Net cash provided by operating activities less revenue earning equipment expenditures, net of disposal proceeds and car rental fleet financing, less non-fleet capital expenditures, net of non-fleet disposals. Free cash flow is important to management and investors as it represents the cash available for acquisitions and the reduction of corporate debt.

10. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash.  Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; Senior Subordinated Notes, Convertible Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

11. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

12. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  As of March 31, 2013, fleet debt consists of HVF U.S. Fleet Variable Funding Notes, HVF U.S. Fleet Medium Term Notes, RCFC U.S. Fleet Variable Funding Notes, RCFC U.S. Fleet Medium Term Notes, Donlen GN II Variable Funding Notes, U.S. Fleet Financing Facility, European Revolving Credit Facility, European Fleet Notes, European Securitization, Hertz-Sponsored Canadian Securitization, Dollar Thrifty-Sponsored Canadian Securitization, Australian Securitization, Brazilian Fleet Financing and Capitalized Leases relating to revenue earning equipment. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

13. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

14. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.